DEAN HELLER
Secretary of State
204 North Carson Street, Suite 1
Carson City, Nevada 89701-4299
(775) 684-5708 Website: secretaryofstate.biz
Certificate of Amendment
(PURSUANT TO NRS 78.385 AND 78.390)
Important: Read attached instructions
before completing form.                       ABOVE SPACE IS FOR OFFICE USE ONLY

              Certificate of Amendment to Articles of Incorporation
                         For Nevada Profit Corporations

          (Pursuant to NRS 78.385 and 78.390 - After Issuance of Stock)

1. Name of corporation: PARK CITY GROUP, INC.

2. The articles have been amended as follows (provide article numbers, if available):

Article V is amended as follows:

The total number of shares of all classes of capital stock that the Corporation has the authority to issue is 530,000,000 shares that are divided into two classes as follows: (1) 30,000,000 shares of Preferred Stock (Preferred Stock) $.01 par value per share, and (2) 500,000,000 shares of Common Stock (Common Stock) $.01 par value per share. This Corporation is authorized to issue two classes of shares. Except as may be otherwise required by law or this Certificate of Incorporation, each holder of Common Stock has one vote in respect of each share of stock held by him of record on the books of the corporation on all matters voted upon by the Stockholders.

The Board of Directors may determine the preferences, limitations and relative rights, to the extent permitted by the Nevada Revised Statutes, of any class of shared of Preferred Stock before the issuance of any share of that class, or of one or more series within a class before the issuance of any shares of that series. Each class or series shall be appropriately designated by a distinguishing designation prior to the issuance of any shares thereof. The Preferred Stock of all series shall have preferences, limitations and relative rights identical with those of other shares of the same series, and except to the extent otherwise provided in the description of the series, with those shares of the series of the same class.

3. The vote by which the stockholders holding shares in the corporation entitling them to exercise at least a majority of the voting power, of such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the Articles of Incorporation have voted in favor of the amendment is: 225,331,389

4. Effective date of filing (optional): (must not be later than 90 days after the certificate is filed)

5. Officer Signature (required): /s/ Peter Jensen, CFO